Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 No. 333-184536 and Form S-8 No. 333-186554 of Customers Bancorp, Inc. of our reports dated March 18, 2013, relating to the consolidated financial statements and the effectiveness of Customers Bancorp, Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/ ParenteBeard LLC

Lancaster, Pennsylvania

March 18, 2013